Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.954.5040
Fax: 978.455.3251

CSP Inc. Announces Filing Extension for Form 10-Q

LOWELL, Mass., May 15, 2017 -- CSP Inc. (NASDAQ:CSPI) today announced that the Company will file a Form 12b-25 notification of late filing with the Securities and Exchange Commission to receive a five day extension to file its Quarterly Report on Form 10-Q (“Quarterly Report”). The delay in the filing of the Quarterly Report is due to extensive testing by its auditors of revenue transactions for the Company’s European operations in accordance with criteria as required by U.S. Generally Accepted Accounting Principles. As a result, the independent auditors have not completed their review of the Company’s financial statements for the Quarterly Report. CSP Inc. anticipates that it will file the Quarterly Report no later than May 22, 2017. The Company also expects to report positive net income and diluted EPS for the second quarter of fiscal 2017.
About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to its anticipated filing date of its Quarterly Report on Form 10-Q and the expectation that the Company expects to report positive net income and diluted EPS for the second quarter of fiscal 2017. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include the ability of the Company’s auditors to complete their audit, general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.